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Exhibit 8.3

October 17, 2016

Board of Directors
Colony Capital, Inc.
515 South Flower Street
44th Floor
Los Angeles, CA 90071

Ladies and Gentlemen:

We have acted as tax counsel to Colony Capital, Inc., a Maryland corporation (the "Company") in connection with the transactions contemplated by the Agreement and Plan of Merger, and exhibits thereto, dated as of June 2, 2016, as amended by the Letter Agreements dated July 28, 2016 and October 16, 2016 (the "Merger Agreement") by and among the Company, NorthStar Realty Finance Corp., a Maryland corporation, NorthStar Asset Management Group Inc., a Delaware corporation, Colony NorthStar, Inc., a Maryland corporation ("Colony NorthStar"), and other entities. We are providing this opinion letter regarding the Company's qualification as a real estate investment trust (a "REIT") for U.S. federal income tax purposes, to be filed as an exhibit to the registration statement on Form S-4 (File No. 333-212739), as amended, of Colony NorthStar, including the joint proxy statement/prospectus forming a part thereof filed with the Securities and Exchange Commission on July 29, 2016 (the "Registration Statement"). Capitalized terms used but not otherwise defined herein have the meanings assigned to such terms in the Registration Statement.

Bases for Opinion

The opinion set forth in this letter is based on relevant current provisions of the Internal Revenue Code of 1986, as amended (the "Code"), Treasury Regulations thereunder (including proposed and temporary Treasury Regulations), and interpretations of the foregoing as expressed in court decisions, applicable legislative history, and the administrative rulings and practices of the Internal Revenue Service (the "IRS"), including its practices and policies in issuing private letter rulings, which are not binding on the IRS except with respect to a taxpayer that receives such a ruling, all as of the date hereof. These provisions and interpretations are subject to change by the IRS, Congress and the courts (as applicable), which may or may not be retroactive in effect and which might result in material modifications of our opinion. Our opinion does not foreclose the possibility of a contrary determination by the IRS or a court of competent jurisdiction, or of a contrary position taken by the IRS or the Treasury Department in regulations or rulings issued in the future. In this regard, an opinion of counsel with respect to an issue represents counsel's best professional judgment with respect to the outcome on the merits with respect to such issue, if such issue were to be litigated, but an opinion is not binding on the IRS or the courts, and is not a guarantee that the IRS will not assert a contrary position with respect to such issue or that a court will not sustain such a position asserted by the IRS. Terms or phrases that are not capitalized but appear in quotation marks are used herein as they are used for U.S. federal income tax purposes in the Code, Treasury Regulations, and administrative guidance and rulings.

Board of Directors of Colony Capital, Inc.
October 17, 2016

In rendering the following opinion, we have examined such statutes, regulations, records, agreements, certificates and other documents as we have considered necessary or appropriate as a basis for the opinion, including, but not limited to (1) the Merger Agreement; (2) the Registration Statement, and (3) certain organizational documents of the Company and certain of its subsidiaries (those documents referred to in clauses (1) through (3), the "Reviewed Documents").

The opinion set forth in this letter is premised on, among other things, written representations of and/or with respect to:

  (1)
  the Company, Colony Capital Operating Company, LLC, a Delaware limited liability company, and Colony Financial Manager, LLC contained in a letter to us dated as of the date hereof (the "CCI Management Representation Letter");

  (2)
  certain REITs in which the Company owns a substantial interest (each a "Subsidiary REIT"1): Colony Mortgage Sub A REIT, Inc., CIR III-1 REIT, ColFin Cobalt REIT, Inc., Colony Mortgage Sub B REIT, LLC, CMC Parent REIT, LLC, Colony American Finance REIT, Inc., and CAF Sub REIT, Inc., contained in a letter to us dated as of the date hereof (together with the CCI Management Representation Letter, the "Management Representation Letters").

Although we have discussed the Management Representation Letters with the signatories to the respective Management Representation Letters, for purposes of rendering our opinion, we have not made an independent investigation or audit of the facts set forth in the Reviewed Documents and the Management Representation Letters. We consequently have relied upon the representations and statements of the signatories to the respective Management Representation Letters, as described in the Reviewed Documents and the Management Representation Letters, and assumed that the information presented in such documents or otherwise furnished to us is accurate and complete in all material respects. We are not aware of any facts inconsistent with the statements in the Management Representation Letters.

In this regard, we have assumed with your consent the following:

(1)
that (A) all of the representations and statements as to factual matters set forth in the Reviewed Documents and the Management Representation Letters are true, correct, and complete as of the date hereof, (B) any representation or statement in the Reviewed Documents and the Management Representation Letters made as a belief or made "to the knowledge of" or similarly qualified is true, correct and complete as of the date hereof, without such qualification, (C) each agreement described in the Reviewed Documents is valid and binding in accordance with its terms, and (D) each of the obligations of the Company, and its subsidiaries, as described in the Reviewed Documents, has been or will be performed or satisfied in accordance with its terms;

(2)
the genuineness of all signatures, the proper execution of all documents, the authenticity of all documents submitted to us as originals, the conformity to originals of documents submitted to us as copies, and the authenticity of the originals from which any copies were made;

1
This term also includes for purposes of this opinion letter other REITs in which the Company owns or has owned a 10% or greater interest.

Board of Directors of Colony Capital, Inc.
October 17, 2016

(3)
that any documents as to which we have reviewed only a form were or will be duly executed without material changes from the form reviewed by us; and

(4)
that, from and after the date of this letter, the Company will comply with its representation contained in the Management Representation Letter that the Company will utilize all appropriate "savings provisions" (including the provisions of Sections 856(c)(6), 856(c)(7), and 856(g) of the Code, and the provision included in Section 856(c)(4) of the Code (flush language) allowing for the disposal of assets within 30 days after the close of a calendar quarter, and all available deficiency dividend procedures) available to the Company under the Code in order to correct any violations of the applicable REIT qualification requirements of Sections 856 and 857 of the Code, to the full extent the remedies under such provisions are available.

Any material variation or difference in the facts from those set forth in the documents that we have reviewed and upon which we have relied (including, in particular, the Management Representation Letters) may adversely affect the conclusions stated herein.

Opinion

Based upon and subject to the assumptions and qualifications set forth herein, including, without limitation, the discussion in the paragraphs below, we are of the opinion that the Company has been organized and has operated in conformity with the requirements for qualification and taxation as a REIT under the Code for each of its taxable years beginning with its taxable year ended December 31, 2009, and the Company's current organization and current and proposed method of operation (as described in the Management Representation Letters) will enable it to meet the requirements for qualification and taxation as a REIT under the Code for the taxable year ending with the Constellation-Polaris Merger Effective Time.

The Company's qualification and taxation as a REIT under the Code depends upon the ability of the Company and each Subsidiary REIT to meet on an ongoing basis (through actual quarterly and annual operating results, distribution levels, diversity of stock ownership and otherwise) the various qualification tests imposed under the Code, and upon the Company and each Subsidiary REIT, as applicable, utilizing any and all appropriate "savings provisions" (including the provisions of Sections 856(c)(6), 856(c)(7), and 856(g) of the Code and the provision included in Section 856(c)(4) of the Code (flush language) allowing for the disposal of assets within 30 days after the close of a calendar quarter, and all available deficiency dividend procedures) available to the Company and each Subsidiary REIT, as applicable, under the Code to correct violations of specified REIT qualification requirements of Sections 856 and 857 of the Code. Our opinion set forth above does not foreclose the possibility that the Company and/or one or more of the Subsidiary REITs may have to utilize one or more of these "savings provisions" in the future, which could require the Company and/or one or more of the Subsidiary REITs to pay an excise or penalty tax (which could be significant in amount) in order to maintain its REIT qualification. We have not undertaken to review the Company's or any Subsidiary REIT's compliance with these requirements on a continuing basis, nor will we do so in the future. Accordingly, no assurance can be given that the actual results of the Company's operations, the sources of its income, the nature of its assets, the level of its distributions to stockholders and the diversity of its stock ownership for any given taxable year will satisfy the requirements under the Code for qualification and taxation as a REIT.

Board of Directors of Colony Capital, Inc.
October 17, 2016

This opinion letter addresses only the specific U.S. federal income tax matters set forth above and does not address any other federal, state, local or foreign legal or tax issues, including the U.S. federal income tax qualification of any Subsidiary REIT as a REIT.

This opinion letter has been prepared solely for your use in connection with the filing of the Registration Statement and speaks as of the date hereof. Without limiting the foregoing, this opinion letter may not be relied upon for satisfaction of the conditions to the Mergers set forth in Sections 7.02(g)(ii), 7.03(g)(ii) and 7.04(g)(ii) of the Merger Agreement. We assume no obligation by reason of this opinion letter or otherwise to advise you of any changes in our opinion subsequent to the date of this opinion letter. Except as provided in the next paragraph, this opinion letter may not be distributed, quoted in whole or in part or otherwise reproduced in any document, or filed with any governmental agency without our express written consent.

We hereby consent to the filing of this opinion letter as Exhibit 8.3 to the Registration Statement and to the reference to Hogan Lovells US LLP under the caption "Legal Matters" in the prospectus constituting a part of the Registration Statement. In giving this consent, however, we do not admit thereby that we are an "expert" within the meaning of the Securities Act of 1933, as amended.

Very truly yours,

/s/ Hogan Lovells US LLP

HOGAN LOVELLS US LLP

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  Exhibit 8.3